Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PARLUX ANNOUNCES RESULTS FOR FISCAL YEAR 2004

FORT LAUDERDALE June 17, 2003. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today its results for the fiscal year ended March 31, 2004. Net sales increased by 12% to $80,580,709 compared to $72,253,699 in the prior year. Net income increased by 14% to $6,267,615 compared to $5,474,459 in the prior year. Diluted earnings per share increased by 17% to $0.63 compared to $0.54 for the prior year.

The prior year period includes a non-recurring pretax benefit of $4,000,564; excluding the effect of this non-recurring benefit, earnings per share would have been $0.29 for the prior year.

Commenting on the results, Ilia Lekach, Chairman and CEO, said, “We are pleased with our sales increase considering that prior year sales include over $6 million of brands which were sold/sublicensed during that period. Excluding those brands, our sales increase would have exceeded 22%, which confirms the strength of our core business. Our achievement of a pre-tax profit in excess of $10 million was a milestone. For the first time since the inception of our Company over 20 years ago, we ended this fiscal year without any borrowings under our line of credit and without long-term debt. Our balance sheet is strong and our working capital exceeded $53 million. This accomplishment is the result of a fine collaborative effort of our management team, staff, licensors and suppliers.”

Mr. Lekach continued, “To continue our growth and to maximize the effective use of our resources, we entered into a worldwide fragrance agreement with GUESS? Inc., a major global force in fashion. We plan to launch a new GUESS? fragrance internationally in the Summer of 2005. Additionally, we recently signed a worldwide license with PARIS HILTON to manufacture and distribute a fragrance under her name. A launch of a PARIS HILTON fragrance is planned for later this year, and the initial reaction of our customers to a fragrance of this icon of American pop culture has been outstanding. These two new brands should add considerable strength to our planned growth, both domestically and internationally.”

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, Ocean Pacific (OP), Fred Hayman Beverly Hills, GUESS?, Inc. and Paris Hilton.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(See following table)

FOR:

Parlux Fragrances, Inc.

CONTACT:  Ilia Lekach 954-316-9008 Ext. 116

Frank A. Buttacavoli Ext. 117

Web site:

http://www.parlux.com

PR NEWSWIRE:

COMPANY NEWS ON-CALL:  (800) 758-5804  Parlux code 674987

COMPANY NEWS ON-INTERNET:   http://www.prnewswire.com

PARLUX FRAGRANCES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Three Months Ended March 31,	2004	2003
Net sales	$19,623,527	$14,639,709
Cost of goods sold	8,298,294	6,782,846
Gross margin	11,325,233	7,856,863
Operating expenses
Advertising and promotional	2,515,732	2,301,711
Selling and distribution	1,632,350	1,417,656
General and administrative	1,745,610	1,344,497
Depreciation and amortization	288,215	319,717
Royalties	1,164,783	687,439
Total operating expenses	7,346,690	6,071,020
Operating income	3,978,543	1,785,843
Interest expense and exchange gains, net	8,904	82,009
Income before taxes	3,969,639	1,703,834
Income tax provision	(1,508,463)	(562,610)
Net income	$2,461,176	$1,141,224

Fully diluted earnings per share	$0.24	$0.12
Weighted average shares outstanding	10,055,674	9,893,789

Fiscal Year Ended March 31,	2004	2003

Net sales	$80,580,709	$72,253,699
Cost of goods sold	39,608,196	35,871,828
Gross margin	40,972,513	36,381,871
Operating expenses
Advertising and promotional	12,714,825	14,244,338
Selling and distribution	6,560,973	6,545,221
General and administrative	6,162,926	5,188,592
Depreciation and amortization	1,256,593	1,356,597
Royalties	3,964,567	3,201,834
Total operating expenses	30,659,884	30,536,582
Operating income	10,312,629	5,845,289
Interest expense and exchange gains, net	203,572	694,450
Litigation settlement, net of expenses	—	(3,542,083)
Income before taxes	10,109,057	8,692,922
Income tax provision	(3,841,442)	(3,218,463)
Net income	$6,267,615	$5,474,459

Fully diluted earnings per share	$0.63	$0.54
Weighted average shares outstanding	9,898,395	10,179,864

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